Exhibit 99.1

***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION	Contact: Clark Hinckley
One South Main Street	Tel: (801) 524-4787
Salt Lake City, Utah	July 3, 2008
Harris H. Simmons
Chairman/Chief Executive Officer

ZIONS BANCORPORATION ANNOUNCES SUCCESSFUL PLACEMENT

OF $45.7 MILLION OF 9.50% SERIES C NON-CUMULATIVE

PERPETUAL PREFERRED STOCK

SALT LAKE CITY, July 3 2008 — Zions Bancorporation (NASDAQ: ZION) announced that yesterday it completed an offering of its Series C non-cumulative perpetual preferred stock led by its own regional, retail broker-dealer, Zions Direct. The dividend is a fixed rate of 9.50% and the preferred stock can be redeemed by Zions beginning in five years. The total amount subscribed, $45.7 million, was in line with our expectations of $40-50 million for this placement. Zions designated a total number of shares of its preferred stock as Series C with a maximum liquidation amount of $150 million so as to be able to issue additional shares of Series C in the future. Zions has not determined at this point whether it will issue additional shares of Series C.

“We are pleased to have been able to use our own broker-dealer to raise this capital in what remains a very difficult capital markets environment,” said chairman and CEO Harris Simmons. “This will enable us to continue to support loan growth, and the design of the instrument may allow us to raise additional amounts of this capital in the future.”

Zions has not changed any of its current guidance regarding capital, credit quality or other matters.

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Zions operates its banking businesses under local management teams and community identities through more than 500 offices in 10 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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